Exhibit 99.1

FOR IMMEDIATE RELEASE	PRESS RELEASE

IHEARTCOMMUNICATIONS, INC. ANNOUNCES THE EXPIRATION OF ITS PRIVATE

OFFER TO EXCHANGE 10.0% SENIOR NOTES DUE 2018 FOR NEWLY-ISSUED 11.25%

PRIORITY GUARANTEE NOTES DUE 2021

San Antonio, TX, February 6, 2017. iHeartCommunications, Inc. (“iHeartCommunications”) announced today the expiration of its private offer (the “Exchange Offer”) to eligible holders of iHeartCommunications’ outstanding 10.0% Senior Notes due 2018 (the “Outstanding Notes”) to exchange Outstanding Notes for newly-issued 11.25% Priority Guarantee Notes due 2021 of iHeartCommunications (the “New Notes”). The Exchange Offer expired at midnight, New York City time, on February 3, 2017 (the “Expiration Time”).

As of the Expiration Time, approximately $737.9 million in aggregate principal amount (or approximately 86.8%) of Outstanding Notes, including approximately $503.0 million in aggregate principal amount of Outstanding Notes held by subsidiaries of iHeartCommunications, had been validly tendered and not withdrawn in the Exchange Offer. iHeartCommunications expects to deliver the New Notes to be exchanged for the Outstanding Notes validly tendered and not validly withdrawn on February 7, 2017 (the “Settlement Date”). All Outstanding Notes held by unaffiliated parties that were validly tendered in the Exchange Offer will be exchanged for New Notes. Outstanding Notes held by subsidiaries of iHeartCommunications that were validly tendered in the Exchange Offer will be prorated so that iHeartCommunications does not exceed its current secured debt capacity under the indentures governing its existing indebtedness. Accordingly, on the Settlement Date, iHeartCommunications expects to issue approximately $476.4 million in aggregate principal amount of New Notes, including approximately $241.4 million in aggregate principal amount of New Notes to its subsidiaries.

All Outstanding Notes validly tendered in the Exchange Offer will receive the early tender consideration of $1,000 principal amount of New Notes for each $1,000 principal amount of Outstanding Notes tendered. Participating holders will also receive, with respect to their Outstanding Notes accepted for exchange, accrued and unpaid interest, in cash, from the last applicable interest payment date up to, but not including, the Settlement Date.

Immediately following the Settlement Date, approximately $373.6 million in aggregate principal amount of Outstanding Notes will remain outstanding.

The New Notes will be issued as “additional notes” under the indenture governing iHeartCommunications’ 11.25% Priority Guarantee Notes due 2021 that were issued on February 28, 2013, and will be treated as a single class with such notes but will not trade fungibly with such notes.

The New Notes were offered in reliance on exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”). The New Notes have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release is for informational purposes only and shall not constitute an offer to sell or exchange nor the solicitation of an offer to buy the New Notes or any other securities. The Exchange Offer was not made to any person in any jurisdiction in which the offer, solicitation or sale was unlawful. Any offers of the New Notes were made only by means of an Offering Circular.

About iHeartMedia, Inc./iHeartCommunications, Inc.

iHeartMedia, Inc. (PINK: IHRT), the parent company of iHeartCommunications, Inc., is one of the leading global media and entertainment companies. The company specializes in radio, digital, outdoor, mobile, social, live events, on-demand entertainment and information services for local communities, and uses its unparalleled national reach to target both nationally and locally on behalf of its advertising partners. The company is dedicated to using the latest technology solutions to transform the company’s products and services for the benefit of its consumers, communities, partners and advertisers, and its outdoor business reaches over 35 countries across five continents, connecting people to brands using innovative new technology.

Contacts

iHeartCommunications, Inc.

Media

Wendy Goldberg

Executive Vice President – Communications

(212) 377-1105

or

Investors

Eileen McLaughlin

Vice President – Investor Relations

(212) 377-1116